Exhibit 99.B(p)(5)

Aikya Investment Management Limited

CODE OF ETHICS

Document Control

a. Version Control / Revision History

This document has been through the following revisions:

Version	Date of Approval	Remarks / Key changes / Reason for Update
1	April 2020	Initial Version
1.1	January 2022	Updated to included SEC provisions
1.2	June 2023	Amended wording
1.3	January 2024	Annual Review
1.4	January 2025	Annual Review
1.5	February 2026	Annual Review
1.6	June 2026	Change in CCO

b. Authorisation

This document requires the following approvals:

Authorisation
Initial Version	Board
Revision	Board

CODE OF ETHICS	1

Table of Contents

Document Control		1
1.	Introduction	3
2.	Glossary	4
3.	General Principles	5
4.	Conflicts of Interest	6
5.	Political Contributions	6
6.	Conduct when obtaining or conducting business	8
7.	Research Trips	8
8.	Personal Benefits	8
9.	Confidential Information	8
10.	Clean Desk	9
11.	Employee Trading	9
12.	Insider Trading	9
13.	Restricted List	10
14.	Training	11
15.	Outside Employment	11
16.	Personal Conduct	12
17.	Copyright	12
18.	Media Relations	12
19.	Conferences and Other Public Speaking Events	13
20.	Bad Actor Rule	14
21.	Acknowledgement	15

CODE OF ETHICS	2

1.	Introduction

Investment management is a business based to a large extent upon integrity and mutual trust. Aikya Investment Management Limited (Aikya or the Firm) prides itself on applying the highest ethical standards in all its dealings. It is necessary to have in place guidelines so that all Employees are aware of their obligations in meeting these standards.

Employees must always avoid circumstances which may render them susceptible to allegations of fraud, forgery, corruption, illegal or inappropriate conduct. In order to maintain and safeguard the trust and confidence of clients, regulators and the public, it is essential that Aikya be protected from involvement not only in any form of illegal or unethical conduct, but also in any situations or activities which might be perceived by others to constitute illegal or inappropriate conduct.

This Code of Ethics (the Code) is applicable to each Employee (as defined below) of Aikya and is intended to govern the activities and conduct of Employees on behalf of the Firm, as well as certain personal activities and conduct of Employees. The Code does not attempt to serve as a comprehensive guide regarding the conduct of Employees, but rather is intended to establish general rules of conduct and procedures applicable to all Employees.

Any questions regarding this Code, or other compliance issues, must be directed to the Compliance Officer (US) (CCO). Kavita Devani is Aikya’s US Compliance Officer.

The CCO is responsible for administering and implementing this Code. All Employees and Access Persons are required to be thoroughly familiar with Aikya’s standards and procedures as described in this Code.

Capitalised terms used but undefined within the body of this document are defined in the Glossary.

CODE OF ETHICS	3

2.	Glossary

In order to make it easier to review and understand the standards and procedures of this Code, commonly used terms are defined below:

Access Person, as defined in the Advisers Act (as defined below) means any person who: (i) has access to non-public information regarding Clients or Funds’ investments, including the purchase or sale of Securities through working for (as an Employee) or with Aikya; (ii) has access to non- public information regarding the portfolio holdings of any Client or Fund; (iii) is involved in making investment and Securities recommendations to the Clients or Fund; (iv) has access to such recommendations that are non-public; or (v) is a director, officer or partner of Aikya.

Advisers Act means the Investment Advisers Act of 1940, as amended.

Beneficial Ownership in Securities (as defined below) means direct or indirect pecuniary interest in the Securities held or shared directly or indirectly through any contract, arrangement, understanding, relationship or otherwise. A Employee or Access Person is presumed to be a Beneficial Owner of Securities that are held by his or her Immediate Family.

Aikya means Aikya Investment Management Limited, a company registered in England and Wales under number 12329682 and with its registered office at C/O Norose Company Secretarial Services Ltd, 3 More London Riverside, London, United Kingdom, SE1 2AQ and its subsidiaries.

Compliance Officer or CCO means Kavita Devani or such other person as may be designated from time to time.

Client means any entity to which Aikya provides investment advisory or management services, including investment funds and private accounts.

Compliance Program means the framework of policies, processes and practices which Aikya operates within to ensure compliance with its regulatory permissions. It includes the Compliance Manuals (UK and US versions); this Code of Ethics; the Compliance Matrix; Compliance Monitoring Program and Training & Awareness program.

Fund means any pooled investment vehicle (e.g., a private fund vehicle) to which Aikya or its wholly owned subsidiaries act as General Partner, Alternative Investment Fund Manager (as defined int he FCA Rules) or equivalent.

Employee means any partner, officer, director (or other person occupying a similar status or performing similar functions) or employee of Aikya or other person who provides investment advice on behalf of Aikya and is subject to the supervision and control of Aikya.

Immediate Family is taking to include spouse, and any family member (by blood or marriage) living in the same household or to whom the Employee provides material financial support.

Initial Public Offering or IPO means an offering of Securities registered under the Securities Act (as defined below), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act (as defined below).

Personal Trading Account means a personal investment or trading account of an Employee or Access Person or a related account. Specifically, Personal Trading Account includes: (i) trusts for which an Employee or Access Person acts as trustee, executor, Client or Fund custodian or discretionary manager; (ii) accounts for the benefit of the Employee or Access Person’s spouse or minor child; (iii) accounts for the benefit of a relative living with the Employee or Access Person; and (iv) accounts for the benefit of any person to whom the Employee or Access Person provides material financial support. A Personal Trading Account may also include an investment or trading account over which an Employee or Access Person exercises control or provides investment advice or a proprietary investment or trading account maintained for Aikya or its Employees and Access Persons.

CODE OF ETHICS	4

Private Placement means an offering of Securities that is exempt from registration under the Securities Act, pursuant to Section 4(2) or Section 4(6) or pursuant to Rules 504, 505 or 506 of Regulation D.

SEC means the United States Securities and Exchange Commission.

Security or Securities means any, or a combination of any, note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit- sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof) or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or, in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of or warrant or right to subscribe to or purchase any of the foregoing. For purposes of this Code.

Securities Act means the Securities Act of 1933, as amended.

Securities Exchange Act means the Securities Exchange Act of 1934, as amended.

Supervised Person is defined in Rule 204A-1 of the Advisers Act as (with reference to Aikya) any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of Aikya, or other person who provides investment advice on behalf of Aikya and is subject to the supervision and control of Aikya.

3.	General Principles

Pursuant to Section 206 of the Advisers Act, this Code is predicated on the principle that Aikya owes a fiduciary duty to any persons (including any entity) to which it provides investment advisory or management services, including its Clients and Funds. The interests of the Clients must always be recognized, respected and take precedence over the personal interest of Employees. In any decision relating to personal investments or other matters, Employees must assiduously avoid serving their own personal interests ahead of any Client’s or Fund’s interests, taking inappropriate advantage of their position with Aikya or taking inappropriate advantage on Aikya’s behalf.

It is critical that Employees avoid any situation that might present, or appear to present, any actual or potential conflict of interest with the interests of the a Client or Fund, or compromise or appear to compromise, Employees’ ability to exercise fully their independent best judgment for the benefit of the Clients and Fund/s. Accordingly, all Personal Trading Account activity, and Employees’ activities generally, must comply fully with both the letter and spirit of this Code and the principles described herein.

Moreover, Employees are required to comply with all applicable securities laws, rules and regulations and must report promptly any violations of securities laws, rules or regulations of this Code to the CCO.

Disciplinary actions for failure to comply with the Code may include cancellation of personal trading transactions, disgorgement of profits from such transactions, suspension of personal trading privileges, suspension of employment or termination of employment. The CCO will determine, in consultation Board, what disciplinary and remedial action is warranted, taking into consideration the relevant facts and circumstances, including the severity of the violation, possible harm toa Client and/or a Fund and its investors and whether the Employee has previously engaged in any improper conduct.

CODE OF ETHICS	5

Initial and Annual Acknowledgment

The Code is an integral part of Aikya’s Compliance Program. The Code may be revised and supplemented from time to time.

Each Employee upon hire is required to attest and acknowledge that he or she has received a copy of the Code and certify that he or she has read and understands the Code and agrees to abide by its provisions. Thereafter, each Employee shall, at least annually, attest and confirm, among other things, that he or she continues to abide by the Code’s provisions and that he or she has reported any and all personal accounts and Securities transactions in accordance with the Personal Account Dealing Policy.

Reporting Violations of the Code of Ethics

All Employees must promptly report any violations of the Code to the CCO. Any violations reported to, or independently discovered by, the CCO shall be promptly reviewed, investigated and reported to the Board.

All reported Code violations will be treated as being made on an anonymous basis. Any retaliation for reporting a violation of the Code will constitute a further violation of the Code, as well as a possible violation of the anti-retaliation provisions of the SEC’s Whistleblower Rule, Section 21F of the Securities Exchange Act. For more information, please refer to the Whistleblower Policy in the US and UK Compliance Manuals.

4.	Conflicts of Interest

Employees must not enter into any personal business (including business they conduct for their Immediate Family members or for investment vehicles which they or their Immediate Family control) which places them in a position where their, or their Immediate Family’s interests, are or may be in conflict with the interest of Aikya.

This Code should be read in conjunction with the Conflicts of Interest Policy. All employees must at all times comply with the Aikya’s policy on conflicts of interest.

Gifts and Entertainment

In light of the nature of the Aikya’s business, its fiduciary obligations to the Clients and/or Fund/s, as well as the regulatory environment in which it conducts its business, the Company has adopted this Gifts and Entertainment policy to impose limits on, and monitor the nature and quantity of, “business-related” gifts, gratuities and entertainment.

For additional information regarding the Company’s policies and procedures relating to Gifts and Entertainment, please refer to the Inducements (including Gifts and Hospitality) Policy in the UK Compliance Manual and the aligned Gifts and Entertainment section in Section 7 of the US Compliance Manual.

5.	Political Contributions

Per Aikya’s Anti-Bribery and Corruption Policy, Aikya itself will not make political donations to individuals or political parties.

Rule 206(4)-5 under the Advisers Act (the Pay-to-Play Rule) addresses practices commonly known as “pay-to-play”, where an investment adviser or its employees directly or indirectly make contributions or other payments to certain U.S. public officials with the intent of generating investment advisory business. Violations of the Pay to Play Rule can have serious implications on Aikya’s ability to manage such capital. Specifically, Aikya can be precluded from managing money for a U.S. state or local government entity or may need to return fees received or waive fees to be received from such government entity for up to two years.

CODE OF ETHICS	6

The Political Contributions Policy (Policy) is designed to ensure that Political Contributions (as defined below) by Employees do not violate the Pay-to-Play Rule in addition to other state or local laws, which generally limit the amount of Political Contributions that investment advisers and their Employees may make to state and local government officials, candidates and political parties.

The Political Contributions Policy places certain restrictions and obligations on Employees in connection with their Political Contributions and Solicitation Activities (as defined herein). The Policy prohibits any direct or indirect Political Contributions to any officials or candidates in the United States that are intended to or may appear to influence the investment decisions (e.g., the awarding of investment management contracts) of those entities affiliated, directly or indirectly, with those officials. The Policy also governs all Political Contributions made in Aikya’s name or on its behalf.

Definitions

For purposes of this Political Contributions policy, the following definitions apply:

Political Contribution means a contribution to any candidate or official for federal, state or local public office. Specifically, a Political Contribution is any gift, subscription, loan, advance, deposit of money or thing of value made for the purpose of supporting a candidate for or influencing an election to office. This includes, for example, repaying a candidate’s campaign debt incurred in connection with any such election or paying the transition or inaugural expenses of the successful candidate for any such election. Political Contribution also includes “in-kind” and monetary contributions to a candidate or official, as well as indirect contributions (e.g., contributions made at the behest of an Employee through a family member or friend). This term includes contributions made to a political action committee (as defined below).

Political Fundraising means to fundraise and/or communicate, directly or indirectly, for the purpose of obtaining or arranging a Political Contribution or otherwise facilitate the Political Contributions made by other parties.

Political Action Committee or PAC means an organization that raises money privately to influence elections or legislation. Contribution to a PAC may not be prohibited, but in all instances, Employees must obtain prior approval of such Political Contributions to PACs from the CCO. Any questions regarding whether a contribution to an organization requires pre-clearance under this Policy should be directed to the CCO.

Solicitation Activity means coordinating, or soliciting any person or PAC to make, any (i) Political Contributions; or (ii) payments to a political party of a state or locality where Aikya is providing or seeking to provide investment advisory services to a government entity.

Pre-Clearance and Disclosure

Employees are required to disclose Political Contributions made by themselves and any family member living in the same household or to whom the Employee provides material financial support, within the past two years at the time of hire and annually thereafter in a questionnaire distributed to the Employee by Aikya.

Employees, their spouses, and any family member living in the same household or to whom the Employee provides material financial support, must obtain prior written approval from the CCO before making any Political Contribution to or participating in any political Solicitation Activity on behalf of any political candidate, official, party or organization. The CCO will keep a copy of any such approvals and a summary of the rationale for such approvals in the records of Aikya.

Corporate Contributions

Employees may not use personal or corporate funds to make Political Contributions on behalf of or in the name of Aikya. Further, Aikya will not reimburse Political Contributions made by Employees. All requests for Political Contributions to be made on behalf of or in the name of Aikya should be refused or directed to the CCO.

CODE OF ETHICS	7

Charitable Contributions Distinguished

Contributions to a charity are not considered Political Contributions unless made to, through, in the name of or to a fund controlled by a federal, state or local candidate or official. This Policy is not intended to impede legitimate, charitable fund-raising activities. Any questions regarding whether an organization is a charity should be directed to the CCO.

International Contributions

Political Contributions by Aikya or Employees to politically connected individuals or entities, anywhere in the world, with the intention of influencing such individuals or entities for business purposes are strictly prohibited.

6.	Conduct when obtaining or conducting business

Employees must not offer any consideration (whether monetary or otherwise) to any person or company in order to obtain business for Aikya.

Employees must not initiate rumours or intentionally circulate false, misleading or deceptive information.

7.	Research Trips

Aikya is committed to ongoing investment research and is supportive of research related trips, including broker and/or portfolio company assisted trips (which refer to meetings organized by brokers and/or portfolio companies). If such a trip is proposed, the Managing Director must approve in advance.

Employees participating in these assisted trips must ensure that Aikya pays for all related costs directly, or, if not possible, that Aikya is invoiced after the activity for the relevant proportion of the costs incurred.

All such trips will need to comply with Aikya’s Inducements: Receipt of Research Policy and Inducements (including Gifts and Hospitality) Policy.

8.	Personal Benefits

Employees must not encourage any advisers, consultants, other services providers or Clients to offer personal benefits of any kind, including every type of gift, favour, service or anything of monetary value.

Employees must at all times comply with the Aikya’s Inducements (including Gifts & Hospitality) Policy.

9.	Confidential Information

Employees must not under any circumstances during or after their employment at Aikya, except in the proper course of their duties or with prior approval in writing from the Managing Director, divulge or make use of any secrets or proprietary information of Aikya, or its Clients or of any knowledge gained in relation thereto during their employment. Employees must not use information so obtained for financial gain and/or to the detriment of Aikya. If, after termination of employment, a former employee breaches their duty in this regard, Aikya will consider taking legal action to protect its interests.

Employees must not release information concerning a client to a third party without the Client’s consent in writing except where required to do so by law.

CODE OF ETHICS	8

This shall include any information related to the strategy, investment process, positions, performance, or work product of Aikya. Nothing in this section prohibits, or is intended in any manner to prohibit, a report of a possible violation of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, the United States Congress, and any agency Inspector General, or making other disclosures that are protected under whistleblower provisions of federal law or regulation. Employees do not need the prior authorization of anyone at Aikya or its legal counsel to make any such reports or disclosures, and such Employees are not required to notify Aikya that he or she has made such reports or disclosures.

10.	Clean Desk

The aim of the clean desk requirements is to minimise the potential loss or leakage of confidential and sensitive information relating to Aikya and/or its Clients. All confidential and sensitive materials must be removed/locked away from general office areas and secured at the end of each day and/or when they are left unattended for extended period. All tools that can be used to access confidential and sensitive information, such as keys, access cards and laptops are also to be secured (e.g. laptops must be logged out prior to leaving the office). It is each individual staff member responsibility to ensure that they comply with the clean desk policy. The Managing Director(s) or a designated staff member will conduct quarterly office walk throughs, as well as regular spot checks to monitor compliance. Failure to comply with these clean desk requirements must be reported to the CCO.

11.	Employee Trading

All employees must at all times comply with the Personal Account Dealing Policy (contained in the UK Compliance Manual). Employees are required to maintain a register of all interests, direct or indirect, held by them in public or listed securities and of all dealings in such securities whilst working for Aikya.

Rule 204A-1 under the Advisers Act requires the Code to impose certain restrictions on the personal securities trading of Employees and Access Persons and their spouses, any family member living in the same household or to whom the Employee or Access Person provides material financial support (Related Persons). Such restrictions include obtaining pre-approval for certain trades or private transactions and reporting certain trading activities and Securities holdings.

No Employee, Access Persons or their Related Persons may invest either in “new issues” or in privately placed securities without the prior written approval of the CCO.

Pursuant to the Rule, the Personal Account Dealing Policy is designed to prevent potential legal, business or ethical conflicts and to minimize the risk of unlawful trading in any Personal Trading Account and guard against the misuse of confidential information. All personal trading and other activities of Employees and Access Persons and their respective Related Persons, must avoid any conflict or perceived conflict with the interests of Aikya, the Clients or Fund/s and the investors in the Client and/or Funds.

Employees are expected to devote their time during the course of the business day to the business of Aikya. Aikya discourages, and monitors for, excessive personal trading that would distract Employees from their daily work responsibilities.

For additional information regarding Aikya’s personal trading policies and procedures, please refer to the Aikya Personal Account Dealing Policy.

12.	Insider Trading

Specifically, as a result of their professional activities, Employees must not deal or encourage Immediate Family members to deal in a company’s shares or securities if they have material, not publicly known, price sensitive information about a company or its business.

Aikya’s business may require Employees and Access Persons to deal with highly confidential or sensitive information. The misuse of such information, which is also known as material non-public information, may violate federal and state securities laws as well as other regulatory requirements. Such misuse may also damage the reputation and financial position of Aikya and its Employees and Access Persons and therefore must be avoided.

CODE OF ETHICS	9

The misuse of material non-public information is generally known as insider trading. Insider trading is not explicitly defined in securities laws; however, it has been interpreted to mean trading on the basis of material non-public information for profit or to avoid loss. Securities laws have been interpreted to prohibit trading while in possession of material non-public information, whether received directly or indirectly or communicating material non-public information to others in breach of a fiduciary duty.

Aikya forbids all Employees and Access Persons from trading in any capacity on the basis of material non-public information. Furthermore, communicating material non-public information to others, except as provided below, is expressly forbidden. Aikya’s policy extends to activities within and outside an Employee’s and Access Person’s relationship with Aikya.

Violations of this policy may include stringent penalties, in addition to disciplinary actions that may be taken by Aikya. Employees and Access Persons may face monetary penalties of up to three times the illicit profits gained or losses avoided, as well as disgorgement of profits or losses avoided from such transactions, disbarment from the securities industry and/or incarceration. In addition, Aikya may face monetary penalties and reputational damage.

It is the responsibility of each Employee and Access Person to notify the CCO immediately if they have come into possession of material non-public information. If an Employee or Access Person has questions as to whether he or she is in possession of material non-public information, the Employee or Access Person should consult with the CCO. For more information, please refer to the section on material non-public information in Aikya’s Market Conduct Policy (in the UK Compliance Manual) and Section 12 of the SEC Compliance Manual.

13.	Restricted List

In general, the Restricted List consists of the Securities of: (i) issuers or companies with respect to which the CCO has been made aware that an Access Person or Employee has received, expects to receive or may be in a position to receive material non-public information; (ii) issuers or companies on whose board of directors or similar body an Access Person or Employee serves (notwithstanding an “open window” period, during which such issuers or companies are not restricted); (iii) private entities with which Aikya has entered into a Confidentiality Agreement (NDA) when information under such agreement may include material non-public information of a public issuer or company; (iv) companies for which any Employee or Access Person has received material non-public information when evaluating in any capacity; and (v) other companies that Aikya, Access Persons, Employees or the Clients or Funds should not be trading or in which such investments should not be made for various reasons, as may be determined from time to time by the CCO or management of the Company.

Any time a Employee or Access Person receives material non-public information (as described in the Market Conduct Policy) about a company that has issued publicly traded Securities, that company will be added to the Restricted List. Employees and Access Persons are responsible for contacting the CCO any time that they receive or intend to receive any non-public information about a public company. They are also responsible for notifying the CCO of any other circumstances in which a company should be added to the Restricted List. The CCO shall be responsible for maintaining the Restricted List.

Overview

Absent an exception granted by the CCO, Employees, Access Persons and any family member living in the same household or to whom the Employee or Access Person provides material financial support, are prohibited from trading or otherwise investing in the Securities of issuers or companies that are on the Restricted List in Employees’ and Access Persons’ Personal Trading Accounts or on behalf of a Client account until such Security is removed from the Restricted List.

CODE OF ETHICS	10

The CCO will ensure that the Restricted List is available to all Employees and Access Persons.

Employees and Access Persons are required to consult the Restricted List as needed to comply with this policy.

The Restricted List is confidential and may not be disclosed to anyone outside Aikya as it may contain material non-public information. It is therefore vital that Employees and Access Persons do not disclose the contents of the Restricted List to anyone outside of Aikya or to Employees or Access Persons who do not have a legitimate need to know, without the prior consent of the CCO.

Contents

The CCO shall maintain the following on the Restricted List: the date a Security was added, the date such Security is expected to be removed; the name of the issuer of such Security; and the exchange ticker symbol or CUSIP, if applicable. The CCO shall also maintain a non-distributable version of the Restricted List which contains, in addition to the foregoing, the person who made such determination that the Security should be added to the Restricted List and the material non-public information associated with the Security.

Review

The CCO will review the Restricted List on a regular basis to determine whether any Employees or Access Persons remain in possession of non-public information. Specifically, the CCO, during the course of his or her review, will update the Restricted List to reflect additional issuers or companies for which the Company has material non-public information or those issuers or companies for which the Company no longer has non-public information. Additionally, an issuer or company can be removed from the Restricted List by the CCO at other times if it can be determined that no Employee or Access Person remains in possession of material non-public information and no Employee or Access Person has any intention of obtaining such information.

If an issuer or company is on the Restricted list because Aikya has entered into an NDA with respect to such issuer or company, the issuer or company may be removed from the Restricted List upon: (i) the expiration or termination of the NDA; (ii) the announcement of the transaction with respect to which the NDA was signed; or (iii) the company’s determination not to pursue the transaction with respect to which the NDA was signed, provided that the CCO reasonably concludes that Aikya is not at such time in possession of material non-public information regarding the issuer or company. The CCO should document the reasons an issuer or company has been removed from the Restricted List.

The CCO may, but is not required to, consider the opinion of the Aikya’s investment professionals or outside legal counsel in deciding as to whether an issuer or company should be added or removed from the Restricted List.

14.	Training

Employees are required to adhere to the Knowledge and Competence Policy to ensure that they keep abreast of Aikya policies and industry developments. They must also complete and/or attend all assigned compliance training.

15.	Outside Employment

Business activities other than employment at Aikya may present conflicts of interest. Such instances may include, but are not limited to: (i) serving as an officer, director, trustee or partner of any business organization; (ii) participating as a member of a limited liability company or a limited partner of a limited partnership; or (iii) serving as an Employee or consultant, a teacher or lecturer, a publisher of articles or a radio or television guest. Accordingly, each Employee must disclose upon hire all outside business activities to the CCO, and prior to engaging in any new outside business activity, must seek approval from the CCO.

CODE OF ETHICS	11

The CCO will determine whether permission to engage in the outside activity should be granted or denied, based on a consideration of the nature of the outside activity, the number of hours involved, the amount of compensation and any other factors that in the CCO’s discretion may be relevant.

Unless prior approval is granted by the CCO, Aikya generally does not permit Employees to serve as an officer, partner or employee of another company or business or as a member of the board of directors or trustees of any business organization, other than a civic or charitable organization. These types of positions present particular conflicts of interest and a determination of an Employee’s eligibility to serve in such a position necessarily involves an assessment of whether such service would be consistent with the interests of Aikya or compromise the Employee’s fiduciary duty to Clients and Funds.

Under no circumstances may an Employee represent or suggest that his or her association with any outside business activity in any way reflects the approval by Aikya of that organization, such organization’s securities, its manner of doing business or any person connected with such organization or its activities.

16.	Personal Conduct

When attending business activities or functions, Employees must always conduct themselves in a manner which does not bring Aikya into disrepute.

Employees must also conduct themselves in a manner that is sensitive to the needs and feelings of their fellow employees.

17.	Copyright

Unauthorised use of computer software developed or licensed by Aikya is a breach of copyright. Employees are not permitted to take copies of software, or to remove software from the business premises without the consent of the Managing Director.

18.	Media Relations

Aikya’s dealings with the media are aimed at projecting a consistent and united image. To ensure that this occurs, it is essential that a coordinated approach be taken to releasing information to the media and responding to enquiries.

The following points outline how this is to occur:

•	the Managing Director is the spokesperson on all matters of Aikya.

•	the Managing Director may delegate the authority to other Employees to communicate with the media on specific issues.

•	the Managing Director should be advised of any media request for information Aikya matters to ensure a single, coordinated response is provided.

•	The media may approach Employees in order to obtain a different perspective on a matter. Employees are not to respond or speak on behalf of the Company except as authorised by the Managing Director.

•	Any Employees speaking to the media on their own behalf must clearly convey this to the media and avoid any perception that their views are necessarily those of Aikya.

CODE OF ETHICS	12

•	Whenever taking a call from the media, the same courtesy and professionalism in which we approach customers should be displayed toward the media. In order to promote our customer service image, it is important to respond quickly, courteously and professionally to all media calls.

•	Employees are not to let a reporter compel them to answer questions on the spot.

All communications by Aikya are subject to the anti-fraud provisions of the Advisers Act and must not be false or misleading. Furthermore, Aikya must be careful to protect all non-public information, including information about its investors and to avoid public comments about any specific Client advised by Aikya.

It is Aikya’s policy that during periods of fundraising, no Employee or affiliate of Aikya may speak on behalf of Aikya with a member of the media or in the public domain.

All Employees are generally prohibited from speaking with the media. The Managing Director is permitted to speak to the press without the consent of the CCO, however he or she must notify the CCO upon completion of the call or meeting with details surrounding the discussion, including who the name and title of the person they spoke with. Prior to any communications therewith, any media inquiries should be promptly forwarded to the CCO for pre-clearance.

Prior to and after receiving pre-clearance, Employees, when speaking with the media must:

•	Never mention or discuss the details of Clients or a Fund such as performance or strategy, even indirectly;

•	Never disclose any non-public information, including information about investors, investment interests, positions, or investment strategies;

•	Not make any false or misleading statements or omit any material information;

•	Not make any statements that are exaggerated, unbalanced, inflammatory, defamatory, libelous, inappropriate, unduly controversial or that would otherwise reflect poorly on Aikya;

•	Avoid the use of superlatives such as best, worst, most, least, highest, lowest, always, and never;

•	Not make forecasts about Aikya’s anticipated performance;

•	Only make forecasts about economic or market trends if the Employee has a reasonable basis for such forecasts;

•	Balance all discussions, including those regarding securities or investment strategies, by descriptions of any applicable risks or drawbacks; and

•	Be aware of the financial sophistication of the information’s ultimate recipient.

During any media interview, Employees should request a copy of any media presentation that includes or references the interview. In general, television and radio broadcasts may be presented as transcripts or in the native format. If available and upon receipt, the media presentation should be provided to the CCO, who will maintain a copy in the same manner as an advertisement.

19.	Conferences and Other Public Speaking Events

Active participation by Aikya’s Employees in industry conferences or other public speaking engagements and cooperation by Aikya with publications (and the press in general) would raise serious issues under the prohibition against general solicitation and general advertising, and must be approached with great caution. Therefore, no Employee may participate in any industry conference or cooperate with the press without the express consent of the CCO.

CODE OF ETHICS	13

If an Employee obtains the consent of the CCO to participate in an industry conference, such Employee speaking or giving presentations may talk generally about Aikya and its affiliates and may also discuss general economic analysis and market trends. However, Employees must not discuss specific information concerning, for example, assets under management, investment strategy or performance with respect to any Client or Fund that is open to investment and which has not already been made publicly available (i.e., such information has not been made available through a publicly available regulatory filing, such as Form ADV).

20.	Bad Actor Rule

The Bad Actor Rule, effective September 23, 2013, prohibits Aikya from relying on the Rule 506 exemption if Aikya, or any person covered by the Rule, has had a disqualifying event as of the Rule’s effective date. For purposes of this Rule, “covered persons” include: (i) Aikya, including its predecessors and affiliates; (ii) directors and certain officers;(iii) general partners and managing members of Aikya; (iv) 20% beneficial owners of any of the Clients or Funds (based on voting power); (v) investment managers and principals of pooled investment funds; (vi) promoters and persons compensated for soliciting investors as well as the general partners, directors, officers; and (vii) managing members of any compensated solicitor.

Definitions

For purposes of this policy, the following definitions apply:

Disqualifying Events include:

Criminal convictions in connection with the purchase or sale of a Security, making of a false filing with the SEC or arising out of the conduct of certain types of financial intermediaries. The criminal conviction must have occurred within 10 years of the proposed sale of Securities (or five years in the case of the issuer or company and its predecessors and affiliated issuers or companies).

Court injunctions and restraining orders in connection with the purchase or sale of a Security, making of a false filing with the SEC or arising out of the conduct of certain types of financial intermediaries.

The injunction or restraining order must have occurred within five years of the proposed sale of Securities.

Final orders from the Commodity Futures Trading Commission, federal banking agencies, the National Credit Union Administration, or state regulators of Securities, insurance, banking, savings associations or credit unions that:

•	Bar the issuer or company from associating with a regulated entity, engaging in the business of Securities, insurance or banking or engaging in savings association or credit union activities; or

•	Are based on fraudulent, manipulative or deceptive conduct and are issued within 10 years of the proposed sale of Securities.

Certain SEC disciplinary orders relating to brokers, dealers, municipal Securities dealers, investment companies and investment advisers and their associated persons.

SEC cease-and-desist orders related to violations of certain anti-fraud provisions and registration requirements of the federal Securities laws.

SEC stop orders and orders suspending the Regulation A exemption issued within five years of the proposed sale of Securities.

Suspension or expulsion from membership in a self-regulatory organization (SRO) or from association with an SRO member.

CODE OF ETHICS	14

Order is a written directive issued pursuant to statutory authority and procedures, including an order of denial, exemption, suspension or revocation. Unless included in an order, this term does not include special stipulations, undertakings or agreements relating to payments, limitations on activity or other restrictions.

Proceeding means a formal administrative or civil action initiated by a governmental agency, self-regulatory organization or foreign financial regulatory authority; a felony criminal indictment or information (or equivalent formal charge); or a misdemeanor criminal information (or equivalent formal charge). This term does not include other civil litigation, investigations or arrests or similar charges brought in the absence of a formal criminal indictment or information (or equivalent formal charge).

Self-Regulatory Organization (SRO) is any national securities or commodities exchange, registered securities association or registered clearing agency. For example, the Chicago Board of Trade (CBOT),

Chicago Options Exchange (CBOE), the Financial Industry Regulatory Association (FINRA) and New York Stock Exchange (NYSE) are self-regulatory organizations.

U.S. Postal Service false representation order is a scheme or device for obtaining money or property through mail by means of false representations.

Verification by Covered Persons

Aikya will take reasonable steps to ensure that no covered person has been the subject of a Disqualifying Event. Reasonable steps include a factual inquiry made to all covered persons. This may be in the form of questionnaires, certifications, contractual representations, covenants and undertakings. Aikya may also wish to consult publicly available databases.

The Rule provides an exception from disqualification when Aikya can show it did not know and, in the exercise of reasonable care, could not have known that a covered person with a Disqualifying Event participated in the offering. The Rule does not apply to events that occurred prior to September 23, 2013, the effective date; however Aikya must disclose to investors any Disqualifying Events by covered persons prior to the effective date of the Rule.

Aikya is required to carry out a factual inquiry of its covered persons in a reasonable timeframe in relation to the circumstances of the offering and the participants. An initial inquiry by Aikya, verified annually thereafter, shall be considered reasonable, provided there are no other indicia to suggest a covered person has been the subject of a disqualifying event.

Remedial Actions

In the event that a covered person has had a Disqualifying Event, Aikya will be prohibited from relying on the Rule 506 exemption unless certain actions are taken to remedy the disqualification.

Remedial actions may include terminating or reassigning disqualified individuals, restructuring governance and control arrangements, terminating engagement with a placement agent or other covered financial intermediary, postponing or foregoing capital raising or pursuing alternative capital raising methods, buying out or otherwise inducing 20% beneficial owners to reduce their ownership positions or preventing bad actors from becoming 20% beneficial owners (i.e., exercising rights of first refusal and excluding bad actors from financing rounds).

21.	Acknowledgement

Employees complete training on this Code of Conduct and associated policies upon commencement with Aikya and on an annual basis.

CODE OF ETHICS	15